Exhibit (l)

[Morris, Nichols, Arsht & Tunnell LLP Letterhead]

October 4, 2007

Plainfield Direct Inc.

55 Railroad Avenue

Greenwich, CT 06830

Re:	Registration Statement on Form N-2 of Plainfield Direct Inc.

Ladies and Gentlemen,

This is in response to your request for our opinion with respect to certain matters of Delaware law in connection with the above-captioned Registration Statement on Form N-2 (the “Registration Statement”) to be filed by Plainfield Direct Inc., a Delaware corporation (the “Corporation”), with the United States Securities and Exchange Commission (the “Commission”), with respect to the issuance of shares (the “Shares”) of Common Stock, par value $.001 per share (the “Common Stock”) of the Corporation.

In rendering this opinion, we have reviewed the following documents: the Certificate of Formation of Plainfield Direct LLC (the “LLC”) as filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on December 23, 2005; the Certificate of Amendment of Certificate of Formation of the LLC as filed in the State Office on March 23, 2006; the Limited Liability Company Agreement of the LLC entered into on June 1, 2006 and effective as of March 23, 2006 (the “LLC Agreement”); the First Amendment to the LLC Agreement effective as of February 28, 2007; the Second Amendment to the LLC Agreement executed on May 1, 2007 and effective as of March 23, 2006; the Third Amendment to the LLC Agreement executed on May 1, 2007; a certified copy of the Certificate of Conversion converting the LLC to the Corporation (the “Certificate of Conversion”) as filed in the State Office on May 1, 2007; a certified copy of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) as filed in the State Office on May 1, 2007; the bylaws of the Corporation (the “Bylaws”); the Written Consent of the Managing Member of the LLC dated as of May 1, 2007 approving the Conversion and the forms of the Certificate of Conversion and the Certificate of Incorporation; resolutions of the Board of Directors of the Corporation adopted on June 26, 2007

Plainfield Direct Inc.

October 4, 2007

(the “Resolutions”); and a certificate of good standing of the Corporation obtained from the State Office on October 3, 2007. In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as drafts or copies and the legal capacity of natural persons to complete the execution of documents. We have further assumed for purposes of this opinion: (i) except to the extent addressed in opinion paragraph 1 below, the due formation or organization, valid existence and good standing of each entity that is a signatory to any of the documents reviewed by us under the laws of its respective jurisdiction of formation or organization; (ii) the due authorization, adoption, execution and delivery of each of the documents examined by us by each of the signatories thereto; (iii) that the documents examined by us are, or were at all applicable times, in full force and effect, express the entire understanding of the parties thereto with respect to the subject matter thereof and have not been, and will not be at any time relevant to the matters addressed in this opinion, supplemented, amended or otherwise modified; (iv) that, at the time of the issuance of any Shares, there will be a sufficient number of authorized and unissued shares of Common Stock that will not have been previously subscribed for, reserved, or otherwise committed to be issued, available to issue the Shares; (v) that, at the time of the issuance of any Shares, one or more stock certificates in proper form will be duly executed in the manner required by Section 158 of the Delaware General Corporation Law and will be issued to represent the Shares; (vi) that the consideration received upon the issuance of the Shares will have a value at least equal to the par value of the Shares so issued; (vii) that the issuance of the Shares does not constitute a conversion of the Corporation from a business development company to an open-end investment company as contemplated by Article Eleventh of the Certificate of Incorporation; and (viii) that prior to the issuance of the Shares, the Board of Directors of the Corporation, or a duly authorized committee thereof, will determine the number, price per share and certain other relevant terms of issuance of such Shares (the “Corporate Proceedings”). We have not reviewed any documents other than those identified herein in connection with this opinion, and we have assumed that there are no other documents that are contrary to or inconsistent with the opinions herein expressed. No opinion is expressed herein with the respect to the requirements of, or compliance with, federal or state securities or blue sky laws. No opinion is expressed herein with respect to the Delaware Securities Act, 6 Del. C. § 7301 et seq. As to facts material to our opinions, other than those assumed, we have relied, without independent investigation, on the documents reviewed by us and on the accuracy, as of the date hereof, of the matters therein contained.

We have been retained to act as special Delaware counsel to the Corporation. We are not regular counsel to the Corporation, and we are not generally informed as to its business affairs. We express no opinion herein as to any laws other than the laws of the State of Delaware.

Based upon and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

1. The Corporation is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

Plainfield Direct Inc.

October 4, 2007

2. The Shares, when issued, sold and delivered against payment therefor in accordance with the terms of the Resolutions and the Corporate Proceedings, will be duly authorized, validly issued, fully paid and nonassessable.

This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to the present facts and our review of the above-referenced documents and the application of Delaware law as the same exist on the date hereof, and we undertake no duty to update or supplement this opinion for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect. We hereby consent to the inclusion of this opinion as Exhibit L to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included therein. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

This opinion is intended solely for the benefit of the addressee hereof in connection with the transactions contemplated hereby and, except as consented to, supra, may not be relied upon by any other person or entity or for any other purpose without our prior written consent.

Very truly yours,

/s/ Morris, Nichols, Arsht & Tunnell LLP